                                  EXHIBIT 11.1

                    RESOURCE BANCSHARES MORTGAGE GROUP, INC.
           STATEMENT RE: COMPUTATION OF NET INCOME PER COMMON SHARE,
                      BASIC AND DILUTED EARNINGS PER SHARE

                   ($ in thousands, except per share amounts)

                                                           FOR THE QUARTER              FOR THE NINE MONTHS
                                                       ENDED SEPTEMBER 30, 1999      ENDED SEPTEMBER 30, 1999
                                                       ------------------------      ------------------------
Net income (loss)                                             $ (1,675)                        $ 12,822

Net income (loss) per common share - basic (1)                $  (0.08)                        $   0.61

Net income (loss) per common share - diluted (2)              $  (0.08)                        $   0.60

[FN]
1) The number of common shares outstanding used to compute net income (loss) per share-basic was 20,310,289 and 21,158,547 for the quarter and nine months ended September 30, 1999, respectively.

2) Diluted earnings (loss) per common share for the quarter and nine months ended September 30, 1999, was calculated based on weighted average common shares outstanding of 20,310,289 and 21,351,034, respectively. Diluted earnings (loss) per common share assumes the exercise of options covering 717,035 shares and computes incremental shares using the treasury stock method for the nine months ended September 30, 1999, respectively.